LOAN AND SECURITY AGREEMENT

by and among

STATE BANK OF SLATER, as Agent

THE HOLDERS FROM TIME TO TIME
AS A PARTY HERETO, as Lenders

SHOW ME ETHANOL, LLC, as Borrower

DATED AS OF JUNE 5, 2008

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	7.8.	Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control.	15

8.	DEFAULT.		15

	8.1.	Payment.	15
	8.2.	Breach of this Agreement and the Other Loan Documents.	15
	8.3.	Breaches of Other Obligations.	15
	8.4.	Breach of Representations and Warranties.	16
	8.5.	Loss of Collateral.	16
	8.6.	Levy, Seizure or Attachment.	16
	8.7.	Bankruptcy or Similar Proceedings.	16
	8.8.	Appointment of Receiver.	16
	8.9.	Judgment.	17
	8.10.	Dissolution of Borrower.	17
	8.11.	Material Adverse Effect.	17

9.	REMEDIES UPON AN EVENT OF DEFAULT; APPLICATION OF PROCEEDS.		17

	9.1.	Acceleration of Liabilities.	17
	9.2.	Other Rights and Remedies.	17
	9.3.	Rights and Remedies Cumulative.	18
	9.4.	Application of Proceeds.	18

10.	SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.		18

	10.1.	Settlements.	18
	10.2.	Return of Payments.	19
	10.3.	Sharing of Payments.	19

11.	AGENT.		19

	11.1.	Appointment of Agent.	19
	11.2.	Nature of Duties of Agent.	20
	11.3.	Delegation of Duties.	21
	11.4.	Lack of Reliance on Agent.	21
	11.5.	Certain Rights of Agent.	22
	11.6.	Reliance by Agent.	22
	11.7.	Indemnification of Agent.	23
	11.8.	Holders of Notes.	23
	11.9.	Successor Agent.	24
	11.10.	Collateral Matters.	24
	11.11.	Actions with Respect to Defaults.	26
	11.12.	Restriction on Actions by Lenders.	26
	11.13.	Delivery of Information.	26
	11.14.	Demand.	27
	11.15.	Notice of Default.	27

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12.	ASSIGNABILITY.	27

13.	AMENDMENTS, ETC.	29

14.	NONLIABILITY OF AGENT AND LENDERS.	30

15.	INDEMNIFICATION.	30

16.	NOTICE.	31

17.	CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.	32

18.	HEADINGS OF SUBDIVISIONS.	33

19.	POWER OF ATTORNEY.	33

20.	CONFIDENTIALITY.	34

21.	COUNTERPARTS.	34

22.	WAIVER OF JURY TRIAL; OTHER WAIVERS.	34

23.	STATUTORY NOTICE.	35

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LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”) made this fifth day of June, 2008 (the “Closing Date”) by and among the State Bank of Slater as agent (“Agent”) and all lenders from time to time a party hereto (“Lenders”), and Show Me Ethanol, LLC, having its principal place of business at 26530 Highway 24 East, Carrollton, MO 64633 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower has requested Loans from the Lenders, and the parties wish to provide for the terms and conditions upon which such Loans shall be made.

NOW, THEREFORE, in consideration of any Loan (including any Loan by renewal or extension) hereafter made to Borrower by Lenders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Borrower, the parties agree as follows:

1.  DEFINITIONS.

“Account” shall have the meaning ascribed to such term in the UCC.

“Account Debtor” shall have the meaning ascribed to such term in the UCC.

“Agent” shall mean the State Bank of Slater in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

“Assignment and Acceptance” shall have the meaning in Section 12 hereof.

“Business Day” shall mean any day other than a Saturday, a Sunday or any day on which banks in Kansas City, Missouri are required or permitted to close.

“Chattel Paper” shall have the meaning ascribed to such term in the UCC.

“Collateral” shall mean all of the property of Borrower described herein, together with all other real or personal property of Borrower or any other Person now or hereafter pledged to Agent, for the benefit of Agent and Lenders, to secure, either directly or indirectly, repayment of any of the Liabilities.

“Deposit Accounts” shall have the meaning ascribed to such term in the UCC.

“Documents” shall have the meaning ascribed to such term in the UCC.

“Environmental Laws” shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to Borrower’s business or facilities owned or operated by Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equipment” shall have the meaning ascribed to such term in the UCC.

“Escrow Agreement” shall mean the escrow agreement entered into the date hereof by and among the Lenders, the Borrower and the State Bank of Slater, acting as Escrow Agreement.

“Event of Default” shall have the meaning specified in Section 8 hereof.

“Federal Funds Rate” shall mean, for any day, a fluctuating interest rate equal, for each day during such period, to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three (3) Federal funds brokers or recognized standing selected by Agent, Agent’s determination shall be conclusive absent manifest error.

“Fixtures” shall have the meaning ascribed to such term in the UCC.

“General Intangibles” shall have the meaning ascribed to such term in the UCC.

“Goods” shall have the meaning ascribed to such term in the UCC.

“Hazardous Materials” shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including, without limitation any that are or become classified as hazardous or toxic under any Environmental Law).

“Indemnified Party” shall have the meaning specified in Section 15 hereof.

“Instruments” shall have the meaning ascribed to such term in the UCC.

“Inventory” shall have the meaning ascribed to such term in the UCC.

“Investment Property” shall have the meaning ascribed to such term in the UCC.

“Leasehold Dead of Trust” shall mean that Missouri Leasehold Deed of Trust, Assignment of Rents and Security Agreement by and among the trustee named therein and Borrower as grantor, dated the date hereof.

“Lenders” shall have the meaning set forth in the preamble hereto.

“Liabilities” shall mean any and all obligations, liabilities and indebtedness of Borrower to Agent and each Lender or to any parent, affiliate or subsidiary of Agent and each Lender of any and every kind and nature, howsoever created, arising or evidenced and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, whether primary, secondary, direct, indirect, absolute, contingent or otherwise (including, without limitation, obligations of performance), whether several, joint or joint and several, arising under the Loan Documents including, without limitation, principal, interests, fees, costs, expenses, Hedging Obligations and indemnification obligations (and including the payment of interest and other amounts which would accrue and become due during a proceeding under the United States Bankruptcy Code or any similar statute, whether or not such amounts are allowed or allowable in whole or in part in such proceeding).

“Loan Documents” shall mean this Agreement, the Leasehold Deed of Trust, the Notes, all Purchase Agreements, the Escrow Agreement and all other agreements, instruments and documents, including, without limitation, guaranties, mortgages, trust deeds, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, bank account agreements, banking and related services or cash management agreements and all other writings heretofore, now or from time to time hereafter executed by or on behalf of Borrower or any other Person and delivered to Agent and/or any Lender or to any parent, Affiliate or subsidiary of Agent and/or any Lender in connection with the transactions contemplated hereby, as each of the same may be amended, modified or supplemented from time to time.

“Loans” shall mean all loans and advances made by Lenders to or on behalf of Borrower hereunder.

“Material Adverse Effect” shall mean (i) a material adverse change in, or a material adverse effect on the business, property, assets, operations or prospects of Borrower as determined by Agent or Requisite Lenders in their sole discretion, determined in good faith, (ii) a material impairment of the ability of Borrower to perform any of its obligations under the Loan Documents as determined by Agent or Requisite Lenders in their sole discretion, determined in good faith, (iii) a material adverse effect upon the Collateral or its value as determined by Agent or Requisite Lenders in their sole discretion, determined in good faith, or (iv) a material impairment of the enforceability or priority of Agent’s liens upon the Collateral or the legality, validity, binding effect or enforceability of the Loan Documents as determined by Agent or Requisite Lenders in their sole discretion, determined in good faith.

“Maturity Date” shall mean the first business day two years after the Closing Date.

“Non-U.S. Participant” shall have the meaning specified in subsection 3.3(b).

“Notes” shall mean the 9% subordinated secured notes issued by Borrower on the date hereof.

“Other Agreements” shall mean the Loan Documents.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or foreign or United States government (whether federal, state, county, city, municipal or otherwise), including, without limitation, any instrumentality, division, agency, body or department thereof.

“Pro Rata Share” shall mean at any time, with respect to any Lender, a fraction (expressed as a percentage in no more than nine (9) decimal places) that represents the amount owed to a specific Lender on a Note over amounts owed to all Lenders on the Note(s).

“Proceeds” shall have the meaning ascribed to such term in the UCC.

“Purchase Agreement” shall mean that purchase agreement by and among Borrower as issuer of the Notes and the investors thereto, executed on the date hereof.

“Register” shall have the meaning set forth in subsection 12(d) hereof.

“Requisite Lenders” shall mean, at any time, Lenders having Pro Rata Shares with respect to all Loans aggregating at least one hundred percent (100%) at such time there are three (3) or fewer Lenders, and sixty-six and two-thirds percent (66 2/3%) at such time there are four (4) or more Lenders.

“Senior Loan Agreements” shall mean that certain Construction and Term Loan Agreement by and among Borrower, FCS Financial, PCA, as administrative agent, and the banks named therein, dated as of March 1, 2007 and that certain Revolving Credit Agreement by and between Borrower and FCS Financial, PCA, dated November 6, 2007.

“Senior Loan Documents” shall mean the Senior Loan Agreements, the promissory note evidencing the loan made by the Senior Loan Agreements, a deed of trust in support of the loan made under the Senior Loan Agreement, and all other instruments and documents executed and delivered by Borrower, as amended from time to time, and any renewal and extensions thereof.

“Subordination Agreement” shall mean that Intercreditor/Subordination Agreement by and among FCS Financial, PCA, the Borrower and the Lenders dated the date hereof.

“Subsidiary” shall mean any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding equity interests are at the time, directly or indirectly, owned by Borrower or any partnership of which Borrower is a general partner.

“Supermajority Lenders” shall mean, at any time, Lenders having Pro Rata Shares with respect to all Loans aggregating at least seventy-five percent (75%).

“Supporting Obligations” shall have the meaning ascribed to such term in the UCC.

“UCC” shall mean the Uniform Commercial Code as in effect in Missouri from time to time.

2.  LOANS.

2.1. Repayments.

The Liabilities shall be paid in accordance with the provisions of the Notes and any and all outstanding and unpaid Liabilities (including, but not limited to, unpaid principal and all accrued and unpaid interest) shall be repaid in full on the Maturity Date.

Borrower hereby authorizes Agent, in its sole discretion, to charge any of Borrower’s accounts to make any payments of principal, interest, fees, costs or expenses required to be made under this Agreement or the other Loan Documents.

2.2. Notes.

The Loans shall be evidenced by the Notes.

3.  INTEREST, FEES AND CHARGES.

3.1. Interest Rate-Revolving Loans.

(a) Subject to the terms and conditions set forth below, the Loans shall bear interest at nine percent (9%) per annum.

3.2. Fees And Charges.

(a) Agent’s Fees: Borrower shall pay to Agent the fees of $25,000.00 plus all attorneys’ fees incurred by Agent in connection with the negotiation, documentation and consummation of this Agreement, the other Loan Documents and the transactions contemplated under this Agreement. $10,000.00 of the foregoing $25,000.00 fee is fully earned by Agent upon Agent’s execution of this Agreement and the remaining $15,000.00 portion of the foregoing $25,000.00 fee (the “Refundable Portion”) is subject to refund to Borrower in accordance with the provisions of Section 11.9.

(b) Costs and Expenses: Borrower shall reimburse Agent for all costs and expenses, including, without limitation, legal expenses and attorneys’ fees incurred by Agent in connection with the (i) documentation and consummation of this transaction and any other transactions among Borrower, Agent and Lenders, including, without limitation, Uniform Commercial Code and other public record filings, overnight courier or other express or messenger delivery, appraisal costs, surveys, title insurance and environmental audit or review costs; (ii) collection, protection or enforcement of any rights in or to the Collateral; (iii) collection of any Liabilities; and (iv) administration and enforcement of any of Agent’s and/or any Lender’s rights under this Agreement or any of the other Loan Documents (including, without limitation, any costs and expenses of any third party provider engaged by Agent for such purposes). All such costs, expenses and charges owed to Agent or a Lender, shall constitute Liabilities hereunder, shall be payable by Borrower to Agent on demand, and until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

3.3. Taxes.

(a) All payments made by Borrower hereunder or under any other Loan Document shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by Borrower free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b) (i) To the extent permitted by applicable law, each Lender that is not a United States Person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to Borrower and Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Sections 8711(h) or 881(c) of the Code, the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to Borrower and Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor other applicable forms prescribed by the Internal Revenue Service (“IRS”)), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan.

(ii) Each Lender that is a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and the Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Borrower and the Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.

(iii) Borrower shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section to the extent that such obligations would not have arisen but for the failure of such Lender to comply with the terms hereof.

(iv) Each Lender agrees to indemnify Agent and hold Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any taxes imposed by any jurisdiction on amounts payable to Agent under this Section which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid pursuant to this Section, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Agent makes written demand therefore.

3.4. Maximum Interest.

It is the intent of the parties that the rate of interest and other charges to Borrower under this Agreement and the other Loan Documents shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement are found by a court of competent jurisdiction, in a final determination, to exceed the limit which Agent or any Lender may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit and, if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower.

4. COLLATERAL.

4.1. Grant of Security Interest to Agent.

As security for the payment of all Loans made by Lenders to Borrower hereunder, and for the payment or other satisfaction of all other Liabilities, Borrower hereby assigns to Agent, for the benefit of Lenders, and grants to Agent, for the benefit of Lenders, a continuing security interest in the following property of Borrower, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located:

(a) all Accounts and all Goods whose sale, lease or other disposition by Borrower has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Borrower;

(b) all Chattel Paper, Instruments, Documents and General Intangibles (including, without limitation, all patents, patent applications, trademarks, trademark applications, trade names, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights, payment intangibles, security interests, security deposits and rights to indemnification);

(c) all Inventory;

(d) all Goods (other than Inventory), including, without limitation, Equipment, vehicles and Fixtures;

(e) all Investment Property;

(f) all Deposit Accounts, bank accounts, deposits and cash;

(g) Commercial Tort Claims;

(h) All Supporting Obligations;

(i) any other property of Borrower now or hereafter in the possession, custody or control of Agent or any Lender or any agent or any parent, affiliate or subsidiary of Agent or any Lender or any participant with any Lender in the Loans, for any purpose (whether for safekeeping, deposit, collection, custody, pledge, transmission or otherwise); and

(j) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including, without limitation, proceeds of all insurance policies insuring the foregoing property, and all of Borrower’s books and records relating to any of the foregoing and to Borrower’s business.

4.2. Leasehold Deed of Trust.

In addition to the foregoing Collateral, the Loans shall be secured by a Leasehold Deed of Trust, as attached to the Purchase Agreement, to be executed, delivered at the time of entry into this Agreement and filed of record by Borrower as soon as reasonably practicable thereafter.

4.3. Other Security.

Agent, in its sole discretion, without waiving or releasing any obligation, liability or duty of Borrower under this Agreement or the other Loan Documents or any Event of Default, may at any time or times hereafter, but shall not be obligated to, pay, acquire or accept an assignment of any security interest, lien, encumbrance or claim asserted by any Person in, upon or against the Collateral. All sums paid by Agent in respect thereof and all costs, fees and expenses including, without limitation, reasonable attorney fees, all court costs and all other charges relating thereto incurred by Agent shall constitute Liabilities, payable by Borrower to Agent on demand and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

5.  RESERVATION OF COLLATERAL AND PERFECTION OF SECURITY INTERESTS THEREIN.

Borrower shall, at Agent’s request, at any time and from time to time, authenticate, execute and deliver to Agent such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Agent) and do such other acts and things or cause third parties to do such other acts and things as Agent may deem necessary or desirable in its sole discretion in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Agent to secure payment of the Liabilities, and in order to facilitate the collection of the Collateral. Borrower irrevocably hereby makes, constitutes and appoints Agent (and all Persons designated by Agent for that purpose) as Borrower’s true and lawful attorney and agent-in-fact to execute and file such financing statements, documents and other agreements and instruments and do such other acts and things as may be necessary to preserve and perfect Agent’s security interest in the Collateral. Borrower further ratifies and confirms the prior filing by Agent of any and all financing statements which identify Borrower as debtor, Agent as secured party and any or all Collateral as collateral. Borrower shall deliver to Agent any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title and shall take all actions and execute all documents required to cause the security interest of Agent hereunder to be noted upon any such certificates of title. Borrower shall indicate on its records concerning the Collateral a notation, in form satisfactory to Agent, of the security interest of Agent hereunder. Notwithstanding the foregoing, Borrower shall not be obligated to record the Agent on certificates of title for rolling stock or motor vehicles.

5.1. Agent’s Enforcement Rights with Respect to Accounts.

Agent may, at any time and from time to time after the occurrence and during the continuance of an Event of Default, whether before or after notification to any Account Debtor and whether before or after the maturity of any of the Liabilities, (i) enforce collection of any of each Borrower’s Accounts or other amounts owed to such Borrower by suit or otherwise; (ii) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect any Accounts or other amounts owed to Borrower; (iii) surrender, release or exchange all or any part of any Accounts or other amounts owed to Borrower, or compromise or extend or renew for any period (whether or not longer than the original period) any indebtedness thereunder; (iv) sell or assign any Account of Borrower or other amount owed to Borrower upon such terms, for such amount and at such time or times as Agent deems advisable; (v) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor or other Person obligated to Borrower; and (vi) do all other acts and things which are necessary, in Agent’s sole discretion, to fulfill Borrower’s obligations under this Agreement and the other Loan Documents and to allow Agent to collect the Accounts or other amounts owed to Borrower. In addition to any other provision hereof, Agent may at any time, after the occurrence and during the continuance of an Event of Default, at Borrower’s expense, notify any parties obligated on any of the Accounts to make payment directly to Agent of any amounts due or to become due thereunder.

5.2. Application of Proceeds.

For purposes of determining the amount of Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and Proceeds of any Collateral shall be applied in whole or in part against the Liabilities, in such order as Agent shall determine in its sole discretion, on the day of receipt, subject to actual collection.

5.3. Information.

Promptly following request therefore by Agent, Borrower shall deliver to Agent such business or financial data, reports, appraisals and projections as Agent may reasonably request.

6.  REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to Agent and each Lender, which representations and warranties (whether appearing in this Section or elsewhere) shall be true at the time of Borrower’s execution hereof and the closing of the transactions described herein or related hereto, shall remain true until the repayment in full and satisfaction of all the Liabilities and termination of this Agreement, provided, that representations and warranties made as of a particular date shall be true and correct as of such date.

6.1. Locations.

The offices where Borrower keeps its books, records and accounts (or copies thereof) concerning the Collateral, Borrower’s principal place of business and all of Borrower’s other places of business, locations of Collateral and post office boxes and locations of bank accounts are as set forth in Exhibit A. The Collateral, including, without limitation, the Equipment (except any part thereof which Borrower shall have advised Agent in writing consists of Collateral normally used in more than one state) is kept, or, in the case of vehicles, based, only at the addresses set forth on Exhibit A.

6.2. Organization, Authority and No Conflict.

Borrower is a duly organized, validly existing and in good standing in its state of organization and duly qualified and in good standing in all states where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary or if Borrower is not so qualified, Borrower may cure any such failure without losing any of its rights, incurring any liens or material penalties, or otherwise affecting Agent’s rights. Borrower’s state of organization, form of organization and organizational identification number is set forth on Schedule 6.2 hereto. Borrower has the right and power and is duly authorized and empowered to enter into, execute and deliver this Agreement and the other Loan Documents and perform its obligations hereunder and thereunder. Borrower’s execution, delivery and performance of this Agreement and the other Loan Documents does not conflict with the provisions of the organizational documents of Borrower, any statute, regulation, ordinance or rule of law, or any agreement, contract or other document which may now or hereafter be binding on Borrower, except for conflicts with agreements, contracts or other documents which would not have a Material Adverse Effect, and Borrower’s execution, delivery and performance of this Agreement and the other Loan Documents shall not result in the imposition of any lien or other encumbrance upon any of Borrower’s property under any existing indenture, mortgage, deed of trust, loan or credit agreement or other agreement or instrument by which Borrower or any of its property may be bound or affected.

6.3. Names and Trade Names.

Borrower’s name has always been as set forth on the first page of this Agreement and Borrower uses no trade names, assumed names, fictitious names or division names in the operation of its business.

6.4. Enforceability.

This Agreement and the other Loan Documents to which Borrower is a party are the legal, valid and binding obligations of such Borrower and are enforceable against Borrower in accordance with their respective terms.

6.5. Solvency.

Borrower is, after giving effect to the transactions contemplated hereby, solvent, able to pay its debts as they become due, has capital sufficient to carry on its business, now owns property having a value both at fair valuation and at present fair saleable value greater than the amount required to pay its debts, and will not be rendered insolvent by the execution and delivery of this Agreement or any of the other Loan Documents or by completion of the transactions contemplated hereunder or thereunder.

7.  AFFIRMATIVE COVENANTS.

Until payment and satisfaction in full of all Liabilities and termination of this Agreement, unless Borrower obtains Requisite Lenders’ prior written consent waiving or modifying any of such Borrower’s covenants hereunder in any specific instance, Borrower covenants and agrees as follows:

7.1. Maintenance of Records.

Borrower shall at all times keep accurate and complete books, records and accounts with respect to all of Borrower’s business activities, in accordance with sound accounting practices and generally accepted accounting principles consistently applied, and shall keep such books, records and accounts, and any copies thereof, only at the addresses indicated for such purpose on Exhibit A.

7.2. Notices.

Borrower shall:

(a) Locations. Promptly (but in no event less than ten (10) days prior to the occurrence thereof) notify Agent of the proposed opening of any new place of business or new location of Collateral, the closing of any existing place of business or location of Collateral, any change in the location of Borrower’s books, records and accounts (or copies thereof), or, if any of the Collateral consists of Goods of a type normally used in more than one state, the use of any such Goods in any state other than a state in which Borrower has previously advised Agent that such Goods will be used.

(b) Names and Trade Names. Notify Agent within ten (10) days of the change of its name or the use of any trade name, assumed name, fictitious name or division name not previously disclosed to Agent in writing.

(c) Default; Material Adverse Effect. Promptly advise Agent of the occurrence of or any event which has a Material Adverse Effect on Borrower, the occurrence of any Event of Default hereunder or the occurrence of any event which, if uncured, will become an Event of Default after notice or lapse of time (or both).

7.3. Insurance.

Borrower shall:

(a) Keep the Collateral properly housed and insured for the full insurable value thereof against loss or damage by fire, theft, explosion, sprinklers, collision (in the case of motor vehicles) and such other risks as are customarily insured against by Persons engaged in businesses similar to that of Borrower, and shall maintain business interruption insurance policies. Original (or certified) copies of such policies of insurance have been or shall be, within ninety (90) days of the date hereof, delivered to Agent, together with evidence of payment of all premiums therefore, and shall contain an endorsement, in form and substance acceptable to Agent, showing loss under such insurance policies payable to Agent, for the benefit of Agent and Lenders. Such endorsement, or an independent instrument furnished to Agent, shall provide that the insurance company shall give Agent at least thirty (30) days written notice before any such policy of insurance is altered or canceled and that no act, whether willful or negligent, or default of Borrower or any other Person shall affect the right of Agent to recover under such policy of insurance in case of loss or damage. In addition, Borrower shall cause to be executed and delivered to Agent an assignment of proceeds of its business interruption insurance policies. Borrower hereby directs all insurers under all policies of insurance to pay all proceeds payable thereunder directly to Agent. Borrower irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent) as Borrower’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling and adjusting claims under such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and making all determinations and decisions with respect to such policies of insurance, provided however, that if no Event of Default shall have occurred and is continuing, Borrower may make, settle and adjust claims involving less than $50,000.00 in the aggregate without Agent’s consent.

(b) Maintain, at its expense, such public liability and third party property damage insurance as is customary for Persons engaged in businesses similar to that of Borrower with such companies and in such amounts, with such deductibles and under policies in such form as shall be satisfactory to Agent and original (or certified) copies of such policies have been or shall be, within ninety (90) days after the date hereof, delivered to Agent, together with evidence of payment of all premiums therefore; each such policy shall contain an endorsement showing Agent on behalf of Lenders as additional insured thereunder and providing that the insurance company shall give Agent at least thirty (30) days written notice before any such policy shall be altered or canceled.

If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium relating thereto, then Agent, without waiving or releasing any obligation or default by Borrower hereunder, may (but shall be under no obligation to) obtain and maintain such policies of insurance and pay such premiums and take such other actions with respect thereto as Agent deems advisable upon notice to Borrower. Such insurance, if obtained by Agent, may, but need not, protect Borrower’s interests or pay any claim made by or against Borrower with respect to the Collateral. Such insurance may be more expensive than the cost of insurance Borrower may be able to obtain on its own and may be cancelled only upon Borrower providing evidence that it has obtained the insurance as required above. All sums disbursed by Agent in connection with any such actions, including, without limitation, court costs, expenses, other charges relating thereto and reasonable attorneys’ fees, shall constitute Loans hereunder, shall be payable on demand by Borrower to Agent and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. At or prior to closing of this Agreement, Borrower shall deliver to Agent, certificates (in form and substance acceptable to Agent), or such other evidence as may be satisfactory to Agent, evidencing the fact that the insurance required by this Section is in existence.

7.4. Collateral.

Borrower shall keep the Collateral in good condition, repair and order and shall make all necessary repairs to the Equipment and replacements thereof so that the operating efficiency and the value thereof shall at all times be preserved and maintained in all material respects. Borrower shall permit Agent and Lenders to examine any of the Collateral at any time and wherever the Collateral may be located and, Borrower shall, immediately upon request therefore by Agent, deliver to Agent any and all evidence of ownership of any of the Equipment including, without limitation, certificates of title and applications of title. Borrower shall, at the request of Agent, indicate on its records concerning the Collateral a notation, in form satisfactory to Agent, of the security interest of Agent hereunder.

7.5. Use of Proceeds.

All Loans and other proceeds obtained by Borrower from Lenders pursuant to this Agreement shall be used solely for business purposes of Borrower.

7.6. Taxes.

Borrower shall file all required tax returns and pay all of its taxes when due, subject to any extensions granted by the applicable taxing authority, including, without limitation, taxes imposed by federal, state or municipal agencies, and shall cause any liens for taxes to be promptly released; provided, that Borrower shall have the right to contest the payment of such taxes in good faith by appropriate proceedings so long as (a) the amount so contested is shown on Borrower’s financial statements; (b) the contesting of any such payment does not give rise to a lien for taxes; (c) Borrower keeps on deposit with Agent (such deposit to be held without interest) or a reserve is maintained against Borrower’s availability to borrow money pursuant to the Notes referenced in Section 2.2, in either case an amount of money which, in the sole judgment of Agent, is sufficient to pay such taxes and any interest or penalties that may accrue thereon; and (d) if Borrower fails to prosecute such contest with reasonable diligence, Agent may apply the money so deposited in payment of such taxes. If Borrower fails to pay any such taxes and in the absence of any such contest by Borrower, Agent may (but shall be under no obligation to) advance and pay any sums required to pay any such taxes and/or to secure the release of any lien therefore, and any sums so advanced by Agent shall constitute Liabilities hereunder, shall be payable by Borrower to Agent on demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder.

7.7. Intellectual Property.

Borrower shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

7.8. Patriot Act, Bank Secrecy Act and Office of Foreign Assets Control.

As required by federal law and the Agent’s and each Lender’s policies and practices, the Agent, and each Lender may need to obtain, verify and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services.

8.  DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default” by Borrower hereunder:

8.1. Payment.

The failure of Borrower to pay when due or declared due any of the Liabilities.

8.2. Breach of this Agreement and the Other Loan Documents.

The failure of Borrower to perform, keep or observe any of the covenants, conditions, promises, agreements or obligations of Borrower under this Agreement and such failure shall continue for fifteen (15) days; provided that such fifteen (15) day period shall not apply in the event that (i) such failure is not capable of being cured within such fifteen (15) day period, (ii) such failure was the subject of a prior failure within six (6) months prior to the current failure or (iii) such failure was the result of an intentional breach by Borrower, or (b) under any of the other provisions of this Agreement or any of the other Loan Documents.

8.3. Breaches of Other Obligations.

The failure of Borrower to perform, keep or observe (after any applicable notice and cure period) any of the covenants, conditions, promises, agreements or obligations of Borrower under the Senior Loan Documents or any other failure of Borrower to perform, keep or observe (after any applicable notice and cure period) any of the covenants, conditions, promises, agreements or obligations of Borrower under any other agreement with any Person if such failure might have a Material Adverse Effect.

8.4. Breach of Representations and Warranties.

The making or furnishing by Borrower to Agent or any Lender of any representation, warranty, certificate, schedule, report or other communication within or in connection with this Agreement or the other Loan Documents or in connection with any other agreement between Borrower and Agent or any Lender, which is untrue or misleading in any material respect as of the date made.

8.5. Loss of Collateral.

The loss, theft, damage or destruction of, or (except as permitted hereby) sale, lease or furnishing under a contract of service other than in the ordinary course of Borrower’s business of, any of the Collateral having a value in excess of $250,000 in the aggregate for all such events during any year prior to the Maturity Date.

8.6. Levy, Seizure or Attachment.

The making or any attempt by any Person to make any levy, seizure or attachment upon any of the Collateral.

8.7. Bankruptcy or Similar Proceedings.

The commencement of any proceedings in bankruptcy by or against Borrower or for the liquidation or reorganization of Borrower, or alleging that Borrower is insolvent or unable to pay its debts as they mature, or for the readjustment or arrangement of Borrower’s debts, whether under the United States Bankruptcy Code or under any other law, whether state or federal, now or hereafter existing, for the relief of debtors, or the commencement of any analogous statutory or non-statutory proceedings involving Borrower; provided, however, that if such commencement of proceedings against a Borrower is involuntary, such action shall not constitute an Event of Default unless such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings.

8.8. Appointment of Receiver.

The appointment of a receiver or trustee for Borrower, for any of the Collateral or for any substantial part of Borrower’s assets or the institution of any proceedings for the dissolution, or the full or partial liquidation, or the merger or consolidation, of Borrower; provided, however, that if such appointment or commencement of proceedings against Borrower is involuntary, such action shall not constitute an Event of Default unless such appointment is not revoked or such proceedings are not dismissed within forty-five (45) days after the commencement of such proceedings.

8.9. Judgment.

The entry of any judgment or order against Borrower involving in excess of $250,000 in the aggregate which remains unsatisfied or undischarged and in effect for thirty (30) days after such entry without a stay of enforcement or execution or if any such judgment or order provides equitable relief that has a Material Adverse Effect on such Borrower.

8.10. Dissolution of Borrower.

The dissolution of Borrower.

8.11. Material Adverse Effect.

The occurrence of a Material Adverse Effect.

9.  REMEDIES UPON AN EVENT OF DEFAULT; APPLICATION OF PROCEEDS.

9.1. Acceleration of Liabilities.

Upon the occurrence and during the continuance of an Event of Default, all of the Liabilities shall immediately and automatically become due and payable, without notice of any kind.

9.2. Other Rights and Remedies.

Upon the occurrence and during the continuance of an Event of Default, Agent may exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any of the other Loan Documents. In particular, but not by way of limitation of the foregoing, Agent may, without notice, demand or legal process of any kind, take possession of any or all of the Collateral (in addition to Collateral of which it already has possession), wherever it may be found, and for that purpose may pursue the same wherever it may be found, and may enter onto any of Borrower’s premises where any of the Collateral may be, and search for, take possession of, remove, keep and store any of the Collateral until the same shall be sold or otherwise disposed of, and Agent shall have the right to store the same at any of Borrower’s premises without cost to Agent or Lenders. At Agent’s request, Borrower shall, at Borrower’s expense, assemble the Collateral and make it available to Agent at one or more places to be designated by Agent and reasonably convenient to Agent and Borrower. Borrower recognizes that if Borrower fails to perform, observe or discharge any of its Liabilities under this Agreement or the other Loan Documents, no remedy at law will provide adequate relief to Agent and Lenders, and agrees that Agent and Lenders shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given at least ten (10) days prior to such disposition and such notice shall (i) describe Agent and Borrower, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Borrower is entitled to an accounting of the Liabilities and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Agent and Lenders may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time.

9.3. Rights and Remedies Cumulative.

The rights and remedies of Agent and Lenders under this Agreement and the other Loan Documents shall be cumulative. Agent and Lenders shall have all other rights and remedies not inconsistent herewith as provided in the UCC or the Uniform Commercial Code as in effect in any other applicable jurisdiction, by applicable law, or in equity. No exercise by Agent or any Lender of one right or remedy shall be deemed an election, and no waiver by Agent or any Lender of any Event of Default shall be deemed a continuing waiver. No delay by Agent or Lenders shall constitute a waiver, election or acquiescence by Agent and Lenders.

9.4. Application of Proceeds.

Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, (i) Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default against the Liabilities in such manner as Agent may deem advisable notwithstanding any previous application by Agent and (ii) as between the Agent and the Lenders, the proceeds of any sale of, or other realization upon, all or any party of the Collateral shall be applied: first, to all fees, costs and expenses incurred by or owing to Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest (including any interest which but for the provisions of the United States Bankruptcy Code, would have accrued on such amounts) on the Liabilities; third, to the principal amount of the Liabilities outstanding; and fourth to any other Liabilities. Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

10.  SETTLEMENTS, DISTRIBUTIONS AND APPORTIONMENT OF PAYMENTS.

10.1. Settlements.

Upon payment of amounts due hereunder by Borrower, Agent shall provide each Lender with a statement of the outstanding balance of the Liabilities and the current balance of the Loans funded by each Lender. In addition, subject to Agent’s right, under Section 11.7 below, to deduct and retain amounts from payments and other amounts actually collected or received by Agent, amounts actually received by Agent in payment of the Liabilities shall be distributed by Agent to Lenders as follows:

(a) Within five (5) Business Days of receipt thereof by Agent, payments to be applied to interest on the Loans shall be paid to each Lender in proportion to its Pro Rata Share of such Loans; and

(b) Within five (5) Business Day of receipt thereof by Agent, payment to be applied to any costs and expenses of Lenders, to the extent reimbursable pursuant to the terms of this Agreement, shall be paid to each Lender in proportion to its Pro Rata Share of the Loans.

10.2. Return of Payments.

(a)If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(b)If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Documents must be returned to Borrower or any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

10.3. Sharing of Payments.

If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan in excess of its Pro Rata Share of payments entitled pursuant to the provisions of this Section, such Lender shall return such excess amount to Agent as shall be necessary to cause such Lender to share the excess payment or other recovery ratably with each of them.

11.  AGENT.

11.1. Appointment of Agent.

(a) Each Lender hereby designates Agent, as agent on behalf of each Lender, to act as herein specified. Each Lender hereby irrevocably authorizes Agent to take such action on each such Lender’s behalf under the provisions of this Agreement and the notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Except as otherwise provided herein, Agent shall hold all Collateral and all payments of principal, interest, fees, charges and expenses received pursuant to this Agreement or any of the other Loan Documents for the benefit of all Lenders. Agent may perform any of its duties hereunder by or through its agents or employees.

(b) The provisions of this Section 11 are solely for the benefit of Agent and Lenders, and Borrower shall have no right as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation or duty toward or relationship of agency or trust with or for Borrower.

11.2. Nature of Duties of Agent.

(a) Agent shall not have duties, obligations or responsibilities except those expressly set forth in this Agreement and the other Loan Documents; provided, however, that Agent shall have no duties, obligations or responsibilities hereunder or under the other Loan Documents nor any obligation or duty to act or refrain from acting under this Agreement or the other Loan Documents, unless and until such time as Agent has received the Agent’s Fee described in Section 3.2(a), it being acknowledged and agreed that such Agent’s Fee is due and payable to Agent upon Agent’s execution of this Agreement. Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of Agent shall be mechanical, ministerial and administrative in nature; Agent shall not have by reason of this Agreement or the other Loan Documents a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations or duties in respect of this Agreement or the other Loan Documents except as expressly set forth herein. Notwithstanding any provision in this Agreement or the other Loan Documents to the contrary, Agent shall have no obligation to prepare, complete, fill out, delivery or supply any tax forms or other tax reports or documents relating to the Loans, the payments received under this Agreement and the other Loan Documents from Borrower or the other transactions contemplated under this Agreement and the other Loan Documents and each Lender shall be responsible for any such tax forms, reports and documents that might be required in connection with the Loans, the payments received under this Agreement and the other Loan Documents from Borrower or the other transactions contemplated under this Agreement and the other Loan Documents. Each Lender acknowledges and agrees that in no event shall Agent be responsible for any incidental or consequential damages and each Lender hereby waives any right or claim against Agent for any such damages.

(b) Wherever Agent’s judgment, consent, approval, determination or discretion is required under this Agreement or the other Loan Documents or Agent shall have an option, election, or right of determination or requirement or any other power to decide or require any matter relating to the terms of this Agreement or the other Loan Documents, including any right to determine that something is satisfactory or not (“Decision Power”), such Decision Power shall be exercised in the sole and absolute discretion of Agent except as may be otherwise expressly and specifically provided herein.

11.3. Delegation of Duties.

Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact. Agent shall not be responsible for the gross negligence or willful misconduct of any agent or attorney in fact that it selects so long as such selection was made without gross negligence or willful misconduct.

11.4. Lack of Reliance on Agent.

(a) Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (A) its own independent investigation of the financial or other condition and affairs of Agent and Borrower in connection with the taking or not taking of any action in connection herewith and (B) its own appraisal of the creditworthiness of Agent and Borrower, and, except as expressly provided in this Agreement, Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

(b) Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the other Loan Documents or any notes or the financial or other condition of Borrower. Agent shall not be required to make any inquiry concerning any of the foregoing or for either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Loan Documents, or the financial condition of Borrower, or the existence or possible existence of any Event of Default.

(c) Each Lender hereby acknowledges and agrees that Lender has not made any representations or warranties with respect to or regarding this Agreement, the other Loan Documents, the Loans, the Borrower, the Collateral, any liens or security interests on or in the Collateral, any of the transactions contemplated under this Agreement and the other Loan Documents or otherwise and that each such Lender has relied, to the extent it deems appropriate, upon its own independent review and investigation of this Agreement, the other Loan Documents, the Borrower, the Collateral and the other facts and circumstances relating to the subject matter of this Agreement and the transactions contemplated under this Agreement and the other Loan Documents, in becoming a Lender under this Agreement.

11.5. Certain Rights of Agent.

Agent shall have the right to request instructions from Requisite Lenders or all Lenders, as applicable, pursuant to this Agreement, by notice to each Lender. If Agent shall request instructions from Requisite Lenders or all Lenders, as applicable, with respect to any act or action (including the failure to act) in connection with this Agreement, any such request for may include as part of any such request, a request for an advance against Agent’s anticipated costs and expenses in connection with any such act or action, in such amount as Agent may determine in its reasonable discretion (each an “Expense Advance”). Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions and the Expense Advance from Requisite Lenders or all Lenders, as applicable, and Agent shall not incur liability to any Person by reason of so refraining. If at any time Agent incurs costs and expenses in connection with any such act or action that is in excess of the remaining amount of any Expense Advance that Agent has received that has not been applied toward Agent’s costs and expenses, if any, or Agent anticipates that it will incur costs and expenses in connection with any such act or action that will be in excess of the remaining amount of any Expense Advance that Agent has received that has not been applied toward Agent’s costs and expenses, if any, then Agent may request an Expense Advance or additional Expense Advance and Agent shall be entitled to refrain from taking or continuing any such act or action unless and until Agent shall have received the requested Expense Advance from Requisite Lenders or all Lenders, as applicable, and Agent shall not incur liability to any Person by reason of so refraining. In any event, Lenders’ acknowledge and agree that Agent shall be entitled to recover all costs and expenses incurred by Agent in taking any such acts or actions and that Lender’s shall pay these costs and expenses, to the extent they have not been promptly collected from Borrower and Agent shall be entitled to refrain from taking or continuing any acts or actions under this Agreement or the other Loan Documents unless and until Agent shall have received the payment of its costs and expenses incurred and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action or any claim whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the foregoing provisions or in accordance with the instructions of Requisite Lenders or all Lenders, as applicable and notwithstanding the instructions of Requisite Lenders (or all Lenders, if applicable), Agent shall have no obligation to take any action it believes, in good faith, would violate applicable law or expose Agent to any liability for which it has not received satisfactory indemnification in accordance with this Agreement.

11.6. Reliance by Agent.

Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any of the other Loan Documents or any instrument, document or communication furnished pursuant hereto or thereto or in connection herewith or therewith. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order, electronic mail or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. Agent may consult with legal counsel (including counsel for Borrower with respect to matters concerning Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

11.7. Indemnification of Agent.

To the extent Agent is not promptly reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent, in proportion to its Pro Rata Share of the Liabilities, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or the acts or actions that Agent is requested or instructed to take pursuant to this Agreement; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. If any indemnity or Expense Advance furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnities or Expense Advances and cease to do, or not commence, the acts to be indemnified against or for which the Expense Advance is to cover, even if so directed by Requisite Lenders or all Lenders, as applicable, until such additional indemnification or Expense Advance is provided. The obligations of Lenders under this Section 11.7 shall survive the payment in full of the Liabilities and the termination of this Agreement. Agent is authorized and directed to set-off against and to deduct and retain sufficient amounts from the payments and amounts that it receives or collects under this Agreement or the other Loan Documents (including any amounts that Agent receives from collections of proceeds of Collateral of Borrower received by Agent) to reimburse Agent for any costs and expenses incurred by Agent to which Agent is entitled to reimbursement pursuant to the terms of this Agreement or the other Loan Documents or to reimburse Agent for any such indemnified obligations, costs and expenses, all prior to distributions to Lenders.

11.8. Holders of Notes.

Agent may deem and treat the payee of any promissory note as the owner and the holder thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent (along with a copy of the actual written assignment). Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the owner and holder of any promissory note, shall be conclusive and binding on any subsequent owner, holder, transferee or assignee of such promissory note or of any promissory note or notes issued in exchange therefore.

11.9. Successor Agent.

(a) Agent may, upon five (5) Business Days’ notice to Lenders and Borrower, resign at any time for any reason whatsoever (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 11.9 or thirty (30) days after the retiring Agent’s giving of notice of resignation, whichever occurs first) by giving written notice thereof to Lenders and Borrower. After providing the resignation notice, Agent shall not have any obligation or duty to take any further act or action or incur any cost or expense in connection with this Agreement or the other Loan Documents and Agent shall be entitled to refrain from taking or continuing any such acts or actions and Agent shall not incur liability to any Person by reason of so refraining. Upon any such resignation, Requisite Lenders shall have the right, upon five (5) days’ notice, to appoint a successor Agent. If no successor Agent shall have been so appointed by Requisite Lenders and accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then, Agent’s resignation shall be come effective and Agent shall have no further liabilities, obligations or duties under this Agreement or the other Loan Documents. Lenders shall be responsible for and shall pay or reimburse retiring Agent all costs and expenses incurred by retiring Agent in connection with its resignation or appointment of a successor Agent. If the Agent resigns prior to an Event of Default, the Agent shall refund to the Borrower a pro rata portion of the Refundable Portion of the fees established in Section 3.2 for the period left until the Maturity Date of the Loans, upon the effectiveness of such Agent’s resignation.

(b) Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and shall have no further liability or obligation under this Agreement or the other Loan Documents other than as set forth in Section 11.9(a). After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

11.10. Collateral Matters.

(a) Each Lender authorizes and directs Agent to enter into the other Loan Documents for the benefit of Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by Agent (whether in accordance with the instructions of Requisite Lenders or otherwise) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized (but not obligated) on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, to take any action with respect to any Collateral or other Loan Documents which may be necessary or advisable, in Agent’s sole and absolute discretion, to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to this Agreement and the other Loan Documents.

(b) Agent will not, without the verbal consent of all Lenders, which consent shall (i) be confirmed promptly thereafter in writing and (ii) not be unreasonably withheld or delayed, execute any release of Agent's security interest in any Collateral except for releases relating to dispositions of Collateral (x) permitted by this Agreement and (y) in connection with the repayment in full of all of the Liabilities by Borrower and the termination of all obligations of Agent and Lenders under this Agreement and the other Loan Documents; provided, that with the consent of (1) Supermajority Lenders, Agent may release its liens on less than all or substantially all of the Collateral and (2) Requisite Lenders, Agent may release its liens on Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral, as determined by Agent (in its sole and absolute discretion), either in a single transaction or series of related transactions, not to exceed twenty percent (20%) of the book value of all Collateral in any Fiscal Year. Agent shall not be required to execute any such release on terms which, in Agent's opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such liens without recourse or warranty. In the event of any sale or transfer of any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale or transfer.

(c) Lenders hereby agree that the lien granted to Agent in any property sold or disposed of in accordance with the provisions of the Agreement shall be automatically released; provided, however that Agent’s lien shall attach to and continue for the benefit of Agent and Lenders in the proceeds and products of such property arising from any such sale or disposition.

(d) To the extent, pursuant to the provisions of this Section, Agent’s execution of a release is required to release its lien upon any sale and transfer of Collateral which is consented to in writing by Requisite Lenders or all Lenders, as applicable, and upon at least five (5) business days’ prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon the Collateral that was sold or transferred.

(e) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, Agent shall not have any obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower or is cared for, protected or insured or that the liens granted to Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section, elsewhere in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

(f) In the event that any Lender receives any Proceeds of any Collateral by setoff, exercise of any banker’s lien or otherwise, in an amount in excess of such Lender’s Pro Rata Share of such Proceeds, such Lender shall turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent or, in immediately available funds, as applicable, for the account of all Lenders and for application to the Liabilities in accordance with the terms of this Agreement. No Lender shall exercise any right of set off or banker’s lien without the prior written consent of Agent.

11.11. Actions with Respect to Defaults.

In addition to Agent’s right to take actions on its own accord as permitted under this Agreement, Agent shall take such action with respect to an Event of Default as shall be directed by Requisite Lenders or all Lenders, as applicable, under this Agreement; provided, that until Agent shall have received such directions and any Expense Advance that may be required by Agent, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of Lenders. No Lender shall have any right individually to enforce or seek to enforce this Agreement or any other Loan Documents or to realize upon any Collateral, unless instructed to do so by Agent.

11.12. Restriction on Actions by Lenders.

Each Lender agrees that it shall not, without the express written consent of Agent, and shall, upon the written request of Agent (to the extent it is lawfully entitled to do so), set off against the Liabilities, any amounts owing by such Lender to Borrower. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken, any action, including the commencement of any legal or equitable proceedings to foreclose any loan or otherwise enforce any security interest in any of the Collateral or to enforce all or any part of this Agreement or the other Loan Documents.

11.13. Delivery of Information.

Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by Agent from Borrower, Requisite Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of Agent at the time of receipt of such request and then only in accordance with such specific request.

11.14. Demand.

Subject to the terms of this Agreement, Agent shall make demand for repayment by Borrower of all Liabilities owing by Borrower hereunder, after the occurrence of an Event of Default, upon the written request of Requisite Lenders and the delivery to Agent of any Expense Advance required by Agent in connection with such demand. Agent shall make such demand in such manner, as it deems appropriate, in its sole discretion, to effectuate the request of the Requisite Lenders. Nothing contained herein shall limit the discretion of Agent to take reserves, or to exercise any other discretion granted to Agent in this Agreement.

11.15. Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or any event which, with passage of time or giving of notice, could become an Event of Default, except with respect to Events of Default arising as a result of Borrower’s failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, unless Agent shall have received written notice from a Lender or Borrower describing such Event of Default or event which, with the passage of time or giving of notice, could become an Event of Default, and which identifies such event as a “notice of default”. Upon receipt of any such notice or Agent becoming aware of Borrower’s failure to pay principal, interest or fees required to be paid to Agent for the benefit of Lenders, Agent will notify each Lender of such receipt or event.

12.  ASSIGNABILITY.

(a) Borrower shall not have the right to assign this Agreement or any interest therein except with the prior written consent of Agent and Requisite Lenders.

(b) Each Lender may, with the consent of Agent and, so long as no Event of Default is then continuing, the consent of Borrower, which consent shall not be unreasonably withheld or delayed, but without the consent of any other Lender, assign to one or more Person all, but not less than all, of its rights and obligations under this Agreement and the other Loan Documents; provided, that (i) for each such assignment, the parties thereto shall execute and deliver to Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance Agreement in a form acceptable to Borrower and Agent (the “Assignment and Acceptance”), and a processing and recordation fee of Two Thousand Five Hundred and No/100 Dollars ($2,500) to be paid by the assignee (the “Assignment Fee”), and (ii) no such assignment shall be for less than all of such Holder’s Loan then outstanding. Upon such execution and delivery of the Assignment and Acceptance to Agent, from and after the date specified as the effective date in the Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement and the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of its obligations under this Agreement and the other Loan Documents, (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Agent shall maintain at its address a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by Borrower, Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the Assignment Fee, Agent shall, if such Assignment and Acceptance has been completed and Assignment Fee received (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower shall execute and deliver to Agent in exchange for the surrendered promissory note or notes, a new promissory note or notes to the order of the assignee in amounts equal to such assignee’s outstanding Loans. Such new promissory note or notes shall re-evidence the indebtedness outstanding under the old promissory note or notes and shall be in the aggregate principal amount of such surrendered promissory note or notes, shall be dated of even date herewith and shall otherwise be in substantially the form of the promissory note or notes subject to such assignment.

(f) Each Lender agrees that, without the prior written consent of Borrower and Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or other Liabilities under the securities laws of the United States of America or of any jurisdiction.

(g) In connection with the efforts of any Lender to assign its rights or obligations, such Lender may disclose any information in its possession regarding Borrower.

13.  AMENDMENTS, ETC.

No amendment or waiver of any provision of this Agreement or any of the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Requisite Lenders, or if Lenders shall not be parties thereto, by the parties thereto and consented to by Requisite Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following: (i)  reduce the principal of, or interest on, the Loans (other than as expressly permitted herein) or any fees hereunder, (ii) postpone any date fixed for any payment in respect of principal of, or interest on, the Loan or any fees hereunder, (iii) change the Pro Rata Shares of Lenders, or any minimum requirement necessary for Lenders or Requisite Lenders to take any action hereunder, (iv) amend or waive this Section, or change the definition of Requisite Lenders, (v) except in connection with the financing, refinancing, sale or other disposition of any asset of Borrower permitted under this Agreement (or to the extent Requisite Lender approval only is required with any such release), release or subordinate any liens in favor of Agent, for the benefit of Agent and Lenders, on any of the Collateral and provided further, that no amendment, waiver or consent affecting the rights or duties of Agent under this Agreement or any other Loan Document shall in any event be effective, unless in writing and signed by Agent in addition to Lenders required hereinabove to take such action.

In the event that any consent, waiver or amendment requiring the agreement of all Lenders as set forth above is agreed to by the Requisite Lenders, but not all Lenders, Agent may, in its sole discretion, cause any non-consenting Lender to assign its rights and obligations under this Agreement and the other Loan Documents to one or more new Lenders or existing Lenders in the manner and according to the terms set forth in Section 12 of this Agreement; provided, that (i) no Lender may be required to assign its rights and obligations to a new Lender because such lender is unwilling to increase its own loan commitments, (ii) such new Lender must be willing to consent to the proposed amendment, waiver or consent and (iii) in connection with such assignment the new Lender pays the assigning Lender an amount equal to the Liabilities owing to such assigning Lender, including all principal, accrued and unpaid interest and accrued and unpaid fees to the date of assignment. Such assignment shall occur within thirty (30) days of notice by Agent to such non-consenting Lender of Agent’s intent to cause such non-consenting Lender to assign its interests hereunder.

In the event that any consent, waiver or amendment relating to an Event of Default requiring the agreement of the Requisite Lenders as set forth above is not agreed to by the Requisite Lenders, Agent may, in its sole discretion, cause any non-consenting Lender to assign its rights and obligations under this Agreement and the other Loan Documents to one or more new Lenders or existing Lenders in the manner and according to the terms set forth in Section 12 of this Agreement; provided, that (i) such new Lender must be willing to consent to the proposed amendment, waiver or consent and (ii) in connection with such assignment the new Lender pays the assigning Lender an amount equal to the Pro Rata Share of Liabilities owing to such assigning Lender, including all principal, accrued and unpaid interest and accrued and an unpaid fees to the date of assignment other than any pre-payment fee or early termination fee arising as a result of the assignment. Such assignment shall occur within thirty (30) days of notice by Agent to such non-consenting Lender of Agent’s intent to cause such non-consenting Lender to assign its interests hereunder.

14.  NONLIABILITY OF AGENT AND LENDERS.

The relationship between Borrower and Lenders shall be solely that of borrower and lender and the role of Agent is merely the role of custodial agent for the Lenders. Neither Agent nor any Lender shall have any fiduciary responsibilities to Borrower. Neither Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. Borrower agrees, that neither the Agent nor any Lender shall have liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Borrower acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agent, the Lenders or among Borrower, Agent and the Lenders.

15. INDEMNIFICATION.

Borrower agrees to defend (with counsel satisfactory to Agent), protect, indemnify and hold harmless Agent and each Lender, each affiliate or subsidiary of Agent and each Lender, and each of their respective shareholders, members, officers, directors, managers, employees, attorneys and agents (each an “Indemnified Party”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Party shall be designated a party thereto), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities laws and regulations, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any other Loan Documents, or any act, event or transaction related or attendant thereto, the making or issuance and the management of the Loans or the use or intended use of the proceeds of the Loans; provided, however, that Borrower shall not have any obligation hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the highest rate then applicable to Loans hereunder from the date incurred by each Indemnified Party until paid by Borrower, be added to the Liabilities and be secured by the Collateral. The provisions of this Section shall survive the satisfaction and payment of the other Liabilities and the termination of this Agreement.

16.  NOTICE.

All notices, demands and other communications relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt request), overnight courier, electronic mail (at such email addresses as Borrower, Agent or Lender, as applicable, may designate to each other in accordance herewith), or telecopy, as the case may be, at its address set forth below:

If to Borrower:	Show Me Ethanol, LLC 26530 Highway 24 East Carrollton, MO 64633 Attn: General Manager E-mail: gregt@showmeethanol.com

with copies to:	Bryan Cave LLP 3500 One Kansas City Place 1200 Main Street Kansas City, Missouri 64105 Attn: Dennis M. Alt Fax No.: 816-374-3300 E-mail: Dennis.Alt@bryancave.com
If to Agent on Behalf of Lenders:	State Bank of Slater 201 West Maple Street Slater, Missouri 65349 Attention: William L. "Bud" Summers
with copies to:	David A. Goldberg Polsinelli Shalton Flanigan Suelthaus PC 700 West 47th Street, Suite 1000 Kansas City, Missouri 64112 Direct: 816-360-4380 Fax: 816-753-1536

Each party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other parties. All notices or demands sent in accordance with this Section, other than notices by Agent in connection with enforcement rights against the Borrower or Collateral under the provisions of the Uniform Commercial Code, shall be deemed received (i) with respect to notices sent by first-class, registered or certified mail, on the date of actual receipt (or refusal), (ii) with respect to notices sent by overnight courier, on the date of actual receipt or refusal and (iii) with respect to notices sent by electronic mail or telecopy, upon confirmation of receipt thereof. Borrower acknowledges and agrees that notices sent by Agent in connection with exercise of enforcement rights against Collateral under the provisions of the Uniform Commercial Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telecopy or any other method set forth above.

17.  CHOICE OF GOVERNING LAW; CONSTRUCTION; FORUM SELECTION.

This Agreement and the other Loan Documents are submitted by Borrower to Agent and Lenders for their acceptance or rejection at Agent’s principal place of business as an offer by Borrower and the other Borrowers for Borrower to borrow monies from Lenders now and from time to time hereafter, and shall not be binding upon Agent or any Lender or become effective until accepted by Agent on behalf of Lenders, in writing, at said place of business. If so accepted by Agent and Lenders, this Agreement and the other Loan Documents shall be deemed to have been made at said place of business. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF MISSOURI AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS, INCLUDING, WITHOUT LIMITATION, THE LEGALITY OF THE INTEREST RATE AND OTHER CHARGES, BUT EXCLUDING PERFECTION OF THE SECURITY INTERESTS IN COLLATERAL LOCATED OUTSIDE OF THE STATE OF MISSOURI, WHICH SHALL BE GOVERNED AND CONTROLLED BY THE LAWS OF THE RELEVANT JURISDICTION IN WHICH SUCH COLLATERAL IS LOCATED. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or remaining provisions of this Agreement.

To induce Agent and Lenders to accept this Agreement, Borrower irrevocably agrees that, subject to Agent’s sole and absolute election, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE COLLATERAL SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE CITY OF KANSAS CITY, STATE OF MISSOURI. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST BORROWER BY AGENT FOR LENDERS IN ACCORDANCE WITH THIS SECTION.

18.  HEADINGS OF SUBDIVISIONS.

The headings of subdivisions in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement.

19.  POWER OF ATTORNEY.

Borrower acknowledges and agrees that its appointment of Agent as its attorney and agent-in-fact for the purposes specified in this Agreement is an appointment coupled with an interest and shall be irrevocable until all of the Liabilities are satisfied and paid in full and this Agreement is terminated.

20. CONFIDENTIALITY.

Borrower, Agent and each Lender hereby agrees to use commercially reasonable efforts to assure that any and all information relating to Borrower which is (i) furnished by Borrower to Agent or any Lender (or to any affiliate of Agent or any Lender); and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by Agent and such Lender or such affiliate in accordance with applicable law; provided, however, that such information and other credit information relating to Borrower may be distributed by such party to such party’s directors, officers, employees, attorneys, affiliates, assignees, participants, auditors, agents and regulators, to Agent and any other Lender and upon the order of a court or other governmental agency having jurisdiction over Agent or such Lender or such affiliate, to any other party. In addition such information and other credit information may be distributed by Agent or any Lender to potential assignees of any portion of the Liabilities, provided, that such potential assignee agrees to follow the confidentiality requirements set forth herein. Borrower, Agent and each Lender further agree that this provision shall survive the termination of this Agreement.

21.  COUNTERPARTS.

This Agreement, any of the other Loan Documents and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all of which counterparts together shall constitute but one agreement.

22.  WAIVER OF JURY TRIAL; OTHER WAIVERS.

(a) BORROWER, AGENT AND EACH LENDER EACH HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, THE LIABILITIES, THE COLLATERAL, ANY ALLEGED TORTUOUS CONDUCT BY BORROWER, AGENT OR SUCH LENDER OR WHICH, IN ANY WAY, DIRECTLY OR INDIRECTLY, ARISES OUT OF OR RELATES TO THE RELATIONSHIP AMONG BORROWER, AGENT AND LENDERS. IN NO EVENT SHALL AGENT OR ANY LENDER BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

(b) Borrower hereby waives demand, presentment, protest and notice of nonpayment, and further waives the benefit of all valuation, appraisal and exemption laws.

(c) Borrower hereby waives the benefit of any law that would otherwise restrict or limit Agent or any Lender or any affiliate of Agent or any Lender in the exercise of its right, which is hereby acknowledged and agreed to, to set-off against the Liabilities, without notice at any time hereafter, any indebtedness, matured or unmatured, owing by Agent or any Lender or such affiliate of Agent or any Lender to Borrower, including, without limitation, any Deposit Account at Agent or any Lender or such affiliate.

(d) BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY AGENT OR LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL OF BORROWER WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON SUCH COLLATERAL, PROVIDED, THAT IN THE EVENT THAT AGENT SEEKS TO ENFORCE ITS RIGHTS HEREUNDER BY JUDICIAL PROCESS OR SELF HELP, AGENT SHALL PROVIDE BORROWER WITH SUCH NOTICES AS ARE REQUIRED BY LAW.

(e) Agent’s and/or Lenders’ failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or diminish any right of Agent or any Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Agent or any Lender of an Event of Default under this Agreement or any default under any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Loan Documents, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. No delay on the part of Agent or any Lender in the exercise of any right or remedy under this Agreement or any other Loan Documents shall preclude other or further exercise thereof or the exercise of any right or remedy. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default under this Agreement or default under any of the other Loan Documents shall be deemed to have been suspended or waived by Agent and/or Lenders unless such suspension or waiver is in writing, signed by a duly authorized officer of Agent, Requisite Lenders or all Lenders, as required herein, and directed to Borrower specifying such suspension or waiver.

23.  STATUTORY NOTICE.

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE. TO PROTECT YOU (BORROWERS) AND US (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

BORROWER:
SHOW ME ETHANOL, LLC, a Missouri limited liability company

By
Print Name:
Title

AGENT:
STATE BANK OF SLATER

By

2

EXHIBIT A — BUSINESS AND COLLATERAL LOCATIONS

Attached to and made a part of that certain Loan and Security Agreement of even date herewith among SHOW ME ETHANOL, LLC, a Missouri limited liability company (“Borrower”) and the State Bank of Slater as Agent and all Lenders from time to time a party hereto.

A.	Business locations (please indicate which location is the principal place of business and at which locations originals and all copies of books, records and accounts are kept).

1. Show Me Ethanol, LLC, P. O. Box 9, 26530 E. Highway 24, Carrollton, Missouri 64633

B.
Other locations of Collateral (including, without limitation, warehouse locations, processing locations, consignment locations) and all post office boxes. Please indicate the relationship of such location to Borrower (i.e. public warehouse, processor, etc.).

1. Borrower:  N/A

C.	Bank Accounts:

	Bank (with address)	Account Number	Type of Account
1. Borrower:	FCS Financial Three City Place Drive Suite 870 St Louis, MO 63141	1178302700	DDA
(i)	Bank Midwest, NA 1111 Main St Kansas City, MO 64105	5406000673	DDA

SCHEDULE 6.2

State of organization:	Missouri

Form of organization:	Limited liability company

Organizational identification number:	LC0712521